Exhibit 3

                              STOCKHOLDER AGREEMENT

                                   dated as of

                                 March 27, 1998

                                     between

                         SODEXHO MARRIOTT SERVICES, INC.

                                       and

                             SODEXHO ALLIANCE, S.A.





                                TABLE OF CONTENTS

                             ----------------------

                                                                          PAGE
                                                                          ----
                                    ARTICLE 1

                                   DEFINITIONS

SECTION 1.01.  Definitions...................................................1


                                    ARTICLE 2

                         CORPORATE GOVERNANCE; COVENANTS

SECTION 2.01.  Composition of the Board......................................4
SECTION 2.02.  Vacancies.....................................................5
SECTION 2.03.  Removal.......................................................6
SECTION 2.04.  Compensation Committee........................................6
SECTION 2.05.  Audit Committee...............................................7
SECTION 2.06.  Determination as to Breach....................................7
SECTION 2.07.  Termination of Article 2......................................7


                                    ARTICLE 3

                                     LEGENDS

SECTION 3.01.  Legend on Share Certificates..................................7


                                    ARTICLE 4

                               REGISTRATION RIGHTS

SECTION 4.01.  Demand Registration...........................................8
SECTION 4.02.  Incidental Registration......................................10
SECTION 4.03.  Holdback Agreements..........................................11
SECTION 4.04.  Registration Procedures......................................12
SECTION 4.05.  Indemnification by SMS.......................................15
SECTION 4.06.  Indemnification by Sodexho of Registrable Securities.........15
SECTION 4.07.  Conduct of Indemnification Proceedings.......................16
SECTION 4.08.  Contribution.................................................17
SECTION 4.09.  Participation in Public Offering.............................18
SECTION 4.10.  Termination of Registration Rights...........................18


                                    ARTICLE 5

                                  MISCELLANEOUS

SECTION 5.01.  Headings.....................................................19
SECTION 5.02.  No Inconsistent Agreements...................................19
SECTION 5.03.  Entire Agreement.............................................19
SECTION 5.04.  Notices......................................................19
SECTION 5.05.  Applicable Law; Submission to Jurisdiction...................20
SECTION 5.06.  Severability.................................................21
SECTION 5.07.  Termination..................................................21
SECTION 5.08.  Successors; Assigns; Transferees.............................21
SECTION 5.09.  Amendments; Waivers..........................................21
SECTION 5.10.  Counterparts.................................................22
SECTION 5.11.  Recapitalization, Etc........................................22
SECTION 5.12.  Remedies.....................................................22
SECTION 5.13.  Confidentiality..............................................22



                           STOCKHOLDER AGREEMENT

         STOCKHOLDER AGREEMENT dated as of March 27, 1998 between Sodexho Marriott Services, Inc., a Delaware corporation ("SMS"), and Sodexho Alliance, S.A., a societe anonyme organized under the laws of France ("Sodexho").

         WHEREAS, pursuant to the Agreement and Plan of Merger dated as of September 30, 1997, as amended (the "Merger Agreement"), by and among SMS, Marriott -- ICC Merger Corp., New Marriott MI, Inc. ("New Marriott"), Sodexho and International Catering Corporation ("ICC"), the parties thereto agreed that SMS would acquire ICC and Sodexho Financiere du Canada, Inc. from Sodexho and Sodexho would pay $304 million to SMS, and in consideration therefor Sodexho would receive approximately 49% of the outstanding common stock of SMS; and

         WHEREAS, the parties hereto wish to enter into this Agreement to govern certain of their rights and obligations after consummation of the transactions contemplated by the Merger Agreement and certain related agreements.

         NOW THEREFORE, in consideration of the mutual promises set forth below (the mutuality, adequacy and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:


                                 ARTICLE 1

                                DEFINITIONS

         SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, the term "control", as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

         "Board" means the Board of Directors of SMS.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized by law to close.

         "Common Stock" means the common stock, par value $1.00 per share, of SMS.

         "Commission" means the Securities and Exchange Commission and any successor commission or agency having similar powers.

         "Controlled Entity" means, with respect to any Person, any entity of which more than 50% of the capital stock or other equity interest is owned, directly or indirectly, by such Person. For the avoidance of doubt, neither the Universal Services Partnership nor the Universal/Doyon Joint Venture shall constitute a "Controlled Entity" of Sodexho.

         "Distribution Agreement" means the Distribution Agreement dated as of September 30, 1997 between SMS and New Marriott, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

         "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Public Offering" means any public offering of equity securities (or securities convertible into equity securities) of SMS pursuant to an effective registration statement under the Securities Act other than pursuant to a registration statement on Form S-4 or Form S-8 or any successor or similar form.

         "Registrable Securities" means any shares of Common Stock held by Sodexho at any time; provided that such shares shall cease to be Registrable Securities if and when (i) a registration statement with respect to the disposition of such shares shall have become effective under the Securities Act and such shares shall have been disposed of pursuant to such effective registration statement, (ii) such shares are sold under circumstances in which all of the applicable provisions of Rule 144 (or any similar provisions then in force) are met, or (iii) such shares are otherwise transferred, if (x) SMS has delivered a new certificate or other evidence of ownership for such shares not bearing the legend required pursuant to this Agreement and (y) such shares may be resold without subsequent registration under the Securities Act.

         "Registration Expenses" means all (i) registration and filing fees,
(ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of a qualified independent underwriter, if any, and counsel in connection therewith and the reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) internal expenses of SMS (including without limitation all salaries and expenses of officers and employees performing legal or accounting duties), (v) fees and disbursements of counsel for SMS, (vi) customary fees and expenses for independent certified public accountants retained by SMS (including without limitation the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters), (vii) fees and expenses of any special experts retained by SMS in connection with such registration and (viii) fees and expenses of listing the Registrable Securities on a securities exchange; but shall not include (a) any underwriting fees or discounts or commissions attributable to the sale of Registrable Securities, (b) any fees and disbursements of special counsel designated to represent Sodexho in connection with such registration, (c) out-of-pocket expenses of Sodexho or (d) any transfer taxes.

         "Royalty Agreement" means the Royalty Agreement dated as of the date hereof between SMS and Sodexho.

         "Rule 144" means Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any other similar rule or regulation hereafter adopted by the Commission.

         "Securities Act" means the Securities Act of 1933, as amended from time to time.

         "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

           (b) Each of the following terms is defined in the Section set forth opposite such term:

                Term                               Section
------------------------------------    -----------------------------

Cause                                                     2.03
Disadvantageous Condition                                 4.01(a)(ii)
ICC                                                       recitals
Indemnified Party                                         4.07
Indemnifying Party                                        4.07
Independent Director                                      2.01(c)
Inspectors                                                4.04(g)
Maximum Offering Size                                     4.01(e)
Merger Agreement                                          recitals
New Marriott                                              recitals
New Marriot Directors                                     2.01(d)
Priority Securities                                       4.02(a)
Records                                                   4.04(g)
Representatives                                           5.13
SMS                                                       preamble
Sodexho                                                   preamble
Sodexho Designees                                         2.01(b)



                                 ARTICLE 2

                      CORPORATE GOVERNANCE; COVENANTS

               SECTION 2.01. Composition of the Board. (a) The Board shall consist of eight members as follows: three Sodexho Designees (as defined below), two Independent Directors (as defined below), the person who is then serving as the Chief Executive Officer of SMS (subject to Section 2.01(g)) and two New Marriott Directors (as defined below).

               (b) So long as Sodexho and its Affiliates own at least 20% of the outstanding Common Stock, Sodexho shall be entitled to designate three members of the Board. At such time as Sodexho and its Affiliates own less than 20% of the outstanding Common Stock, Sodexho shall be entitled to designate two members of the Board so long as either (i) Sodexho and its Affiliates own at least 10% of the outstanding Common Stock or (ii) the Royalty Agreement remains in full force and effect. At such time as Sodexho and its Affiliates own less than 10% of the outstanding Common
Stock and the Royalty Agreement has terminated, Sodexho's right to designate members of the Board pursuant to this Section 2.01(b) shall terminate. Members of the Board that Sodexho is entitled to designate pursuant to this Section 2.01(b) shall constitute "Sodexho Designees". In the event that after the third anniversary of the date hereof the total Board does not consist of eight members, the number of Board members that Sodexho shall have the right to designate shall be adjusted as follows: (i) in lieu of three members, the lowest number of members that would result
Sodexho Designees representing at least 37.5% of the total Board and (ii) in lieu of two members, the lowest number of members that would result in Sodexho Designees representing at least 25% of the Board. Initially the Sodexho Designees shall be Pierre Bellon, Bernard Carton and Edouard de Royere.

               (c) A person will qualify as an "Independent Director" if he or she (i) is not an employee of SMS, Sodexho, New Marriott or any of their Subsidiaries, (ii) is not otherwise receiving, directly or indirectly, compensation for services that is material to such person from SMS, Sodexho, New Marriott or any of their Subsidiaries and (iii) is not a member of the immediate family (as defined in Item 404(a) of Regulation S-K under the Securities Act) of any person described in clauses (i) and (ii) above. Initially, the Independent Directors shall be Doctor R. Crants and Daniel
J.  Altobello.

               (d) "New Marriott Directors" shall mean (i) initially, William
J. Shaw and John W. Marriott III and (ii) thereafter, any Board members who fill the Board positions initially filled by such persons.

               (e) SMS and Sodexho shall use their best efforts (including using their best efforts to cause SMS to call a special meeting of stockholders) in order to ensure that the composition of the Board is as set forth in any provisions of Sections 2.01 and 2.02 then in force.

               (f) Sodexho may at any time revoke the designation as to a particular individual who is a Sodexho Designee, in which case Sodexho and SMS will take all actions reasonably necessary to effect the removal of such individual from the Board as promptly as practicable.

               (g) In the event that the Chief Executive Officer of SMS is
(x) an employee of Sodexho or any of its Subsidiaries, (y) otherwise receiving, directly or indirectly, compensation for services that is material to such person from Sodexho or any of its Subsidiaries or (z) a member of the immediate family (as defined in Item 404(a) of Regulation S-K of the Securities Act) of any person described in clauses (x) or (y) above:

                    (i) such Chief Executive Officer shall not be eligible to
               serve as a director in the Board seat otherwise intended for the Chief Executive Officer pursuant to Section 2.01(a) hereof; and

                   (ii) the individual that fills the vacancy on the Board
               created thereby shall be chosen according to SMS's Bylaws and shall be a person who qualifies as an Independent Director.

For the avoidance of doubt, this Section 2.01(g) shall not prohibit Sodexho from designating such Chief Executive Officer to the Board as a Sodexho Designee.

               SECTION 2.02. Vacancies. In the event that, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there shall exist or occur any vacancy of the Board, the provisions of Section 2.01(g)(ii) and this Section 2.02 shall apply.

               (a) If the director whose death, disability, retirement, resignation or removal resulted in such vacancy was a Sodexho Designee, Sodexho may designate another individual to fill such position and serve as a director of SMS.

               (b) If the director whose death, disability, retirement, resignation or removal resulted in such vacancy was an Independent Director, the individual that fills such position and serves as a director of SMS shall be chosen according to SMS's Bylaws and shall be a person who qualifies as an Independent Director.

               (c) If the director whose death, disability, retirement, resignation or removal resulted in such vacancy was a New Marriott Director, the remaining New Marriott Director (or the departing New Marriott Director causing such vacancy, if each New Marriott Director resigns or otherwise no longer serves effective on or about the same date) may designate another individual to fill such position and serve as a director of SMS. If such designation is not made within 15 days after the vacancy occurs, the individual that fills such position and serves as a director of SMS shall be chosen according to SMS's Bylaws and shall be a person who qualifies as an Independent Director.

               SECTION 2.03. Removal. Sodexho agrees that if, at any time, it is then entitled to vote for the removal of directors of SMS, it will not take such action by written consent unless such removal shall be for Cause. Removal for "Cause" shall mean removal of a director because of such director's (a) willful and continued failure to substantially perform his or her duties as a director of SMS, (b) willful and continued conduct inconsistent with the good faith exercise of his or her fiduciary obligations and which is significantly injurious to SMS, monetarily or otherwise, or (c) conviction for, or guilty plea to, a felony. Notwithstanding the foregoing, if the person serving as Chief Executive Officer of SMS is removed from such position in accordance with SMS's
Bylaws, Sodexho shall be permitted to take action by written consent to remove such person as a director of SMS.

               SECTION 2.04. Compensation Committee. The Board will create a three-member Compensation Committee which shall have the duties specified in SMS's Bylaws. The Compensation Committee shall consist of one
Independent Director who will serve as the Chairman of the committee, one Sodexho Designee and one New Marriott Director. The initial members of the Compensation Committee shall be Doctor R. Crants (Chairman), Bernard
Carton and William J.  Shaw.

               SECTION 2.05. Audit Committee. The Board will create a three-member Audit Committee which shall have the duties specified in SMS's Bylaws. The initial members of the Audit Committee shall be Daniel J. Altobello (Chairman), Doctor R. Crants and Edouard de Royere.

               SECTION 2.06. Determination as to Breach. Any determination as to whether Sodexho is in breach of this Article 2, and whether SMS should as a result thereof pursue any remedies available to it under this Agreement or otherwise, shall be made on behalf of SMS solely by the Independent Directors.

               SECTION 2.07. Termination of Article 2. Except for Sections 2.01(b), 2.01(e), 2.01(f) and 2.02(a), the provisions of this Article 2 shall terminate and have no further force or effect on the third anniversary of the date hereof.


                                 ARTICLE 3

                                  LEGENDS

               SECTION 3.01. Legend on Share Certificates. (a) In addition to any other legend that may be required, each certificate for Registrable Securities that is issued to Sodexho shall bear a legend in substantially the following form:

         "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. NO TRANSFER OR SALE OF THESE SECURITIES OR ANY INTEREST THEREIN MAY BE MADE WITHOUT SUCH REGISTRATION AND QUALIFICATION UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE ISSUER STATING THAT SUCH TRANSFER OR SALE DOES NOT REQUIRE REGISTRATION OR QUALIFICATION UNDER APPLICABLE LAW. THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE ALSO SUBJECT TO RESTRICTIONS AS SET FORTH IN THE STOCKHOLDER AGREEMENT DATED AS OF MARCH 27, 1998, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM SODEXHO MARRIOTT SERVICES, INC. AND ANY SUCCESSOR THERETO."

               (b) If any shares of Common Stock shall cease to be Registrable Securities, SMS shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such shares without the first two sentences of the legend required by Section 3.01(a) endorsed thereon.


                                 ARTICLE 4

                            REGISTRATION RIGHTS

               SECTION 4.01. Demand Registration. (a) Registration on Request of Sodexho. Upon the written request of Sodexho that SMS effect the registration under the Securities Act of Registrable Securities having a fair market value of not less than $50 million and specifying the intended method of disposition thereof, SMS will thereupon will use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of such Registrable Securities to the extent necessary to permit the disposition (in accordance with the intended methods for such disposal) of such Registrable Securities; provided that:

                    (i) SMS shall not be obligated to file a registration
               statement relating to a registration request pursuant to this Section 4.01 at any time during the one-year period immediately following the effective date of another registration statement filed pursuant to this Section 4.01(a); and

                   (ii) with respect to any registration statement filed or
               to be filed pursuant to this Section 4.01 and not yet effective, if the Board (which for this purpose shall not include the Sodexho Designees) shall determine, in its good faith judgment, that to permit such registration statement to become effective (or, if no registration statement has yet been filed, to file such a registration statement) would be significantly disadvantageous (a "Disadvantageous Condition") to SMS or its stockholders in light of the existence, or in anticipation, of any acquisition or financing activity involving SMS or the unavailability for reasons beyond SMS's control of any required financial statements, SMS may, for the shortest possible period (but in no event to exceed 180 days from the date of the Board's determination), cause such registration statement to be withdrawn or, if no registration statement has yet been filed, to delay the filing of such registration statement.

               Unless Sodexho shall consent in writing, no other party, including SMS, shall be permitted to offer securities under any registration pursuant to this Section 4.01(a). Sodexho may, at any time prior to the effective date of the registration statement relating to such registration, revoke such request, without liability (except as set forth in Section 4.01(c)) by providing a written notice to SMS revoking such request. If SMS determines to take any action pursuant to clause (ii) above, SMS shall deliver a notice to Sodexho to such effect, and furnish to Sodexho a certified copy of the resolution of the Board authorizing such action, together with a general description of the applicable Disadvantageous Condition. If any Disadvantageous Condition shall cease to exist SMS shall promptly notify Sodexho to such effect. SMS shall, if any registration statement shall have been withdrawn, at the end of the period (not to exceed 180 days) referred to in clause (ii) above (or, if earlier, at such time as it in good faith deems appropriate) file a new registration statement covering the Registrable Securities that were covered by such withdrawn registration statement, and the effectiveness of such registration statement shall be maintained for such time as may be necessary so that the period of effectiveness of such new registration statement, when aggregated with the period during which such withdrawn registration statement was effective, shall be such time as may be otherwise required by this Agreement.

               (b) Registration Statement Form. Registrations under this
Section 4.01 shall be on such appropriate registration form of the Commission (i) as shall be selected by SMS and as shall be reasonably acceptable to Sodexho and (ii) as shall permit the disposition of such Registrable Securities in accordance with the method or methods of disposition intended on the part of Sodexho. Notwithstanding anything herein to the contrary, if, pursuant to a registration request under this
Section 4.01, (x) SMS proposes to effect registration by filing a registration statement on Form S-3 (or any successor or similar short-form registration statement), (y) such registration is in connection with an underwritten Public Offering and (z) the managing underwriter shall advise SMS in writing that, in its opinion, the use of another form of registration statement is of material importance to the success of such proposed offering, then such registration shall be effected on such other form.

                (c) Expenses. SMS shall pay all Registration Expenses in connection with the registrations which are requested and become effective pursuant to this Section 4.01, provided that after four such registrations have been requested and become effective, Sodexho shall pay all Registration Expenses in connection with subsequent registrations pursuant to this Section 4.01. Sodexho shall pay all underwriting discounts and commissions, the fees and disbursements of special counsel designated to represent Sodexho, its out-of-pocket expenses and transfer taxes, if any, relating to the sale or disposition of Sodexho's Registrable Securities pursuant to a registration statement requested pursuant to this Section
4.01. SMS shall not be liable for Registration Expenses in connection with a registration that shall not have become effective due to a revocation by Sodexho requesting such registration under this Section 4.01, and such Registration Expenses shall be borne by Sodexho.

               (d) Effective Registration Statement. A registration requested pursuant to this Section 4.01 shall not be deemed to have been effected unless the registration statement relating thereto has been effective (and not subject to any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason) for a period of 180 days following the date on which such registration statement was declared effective or such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold.

               (e) Priority Participation in Requested Registrations. If a registration pursuant to this Section 4.01 involves an underwritten Public Offering and the managing underwriter shall advise SMS that, in its view, the number or proposed mix of equity securities requested to be included in such registration (including securities which SMS requests to be included which are not Registrable Securities) exceeds the largest number or appropriate mix of securities which can be sold without having an adverse effect on such offering (the "Maximum Offering Size"), including the price at which such securities can be sold, SMS will include in such registration, in the priority listed below, securities up to the Maximum Offering Size:

                    (i) first, the Registrable Securities requested to be
               included in such registration pursuant to Sections 4.01(a)(i) by Sodexho; and

                    (ii) second, securities to be sold for the account of
               other Persons (including SMS), with such priorities among them as the SMS shall determine.

               SECTION 4.02. Incidental Registration. (a) If SMS at any time proposes to register any of its equity securities (the "Priority Securities") under the Securities Act (other than a registration (i) on Form S-8 or S-4 or any successor or similar forms, (ii) relating to Common Stock issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of SMS, (iii) in connection with a direct or indirect acquisition by SMS of another Person or (iv) pursuant to a shelf registration of securities pursuant to Rule 415 under the Securities Act), whether or not for sale for its own account, in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, it will each such time, subject to the provisions of Section 4.02(b), give prompt written notice to Sodexho of its intention to do so at least 30 days prior to the anticipated filing date of the registration statement relating to such registration. Any such notice shall offer Sodexho the opportunity to include in such registration such number of Registrable Securities as Sodexho may request. Upon the written request of Sodexho within 15 days after the receipt of notice from SMS (which request shall specify the number of Registrable Securities intended to be disposed of and the intended method of disposition thereof), SMS will use its best efforts to effect the registration under the Securities Act of all Registrable Securities which SMS has been so requested to register by Sodexho, to the extent required to permit the disposition (in accordance with such intended methods thereof) of the Registrable Securities so to be registered; provided that (i) if such registration involves an underwritten Public Offering, Sodexho must sell its Registrable Securities to the underwriters selected by SMS on the same terms and conditions as apply to SMS and (ii) if, at any time after giving written notice of its intention to register any securities pursuant to this Section 4.02(a) and prior to the effective date of the registration statement filed in connection with such registration, SMS shall determine for any reason not to register such securities, SMS shall give written notice to Sodexho and shall be relieved of its obligation to register any Registrable Securities in connection with such registration. If a registration pursuant to this Section 4.02(a) involves an underwritten Public Offering, Sodexho may elect, in writing not less than 5 Business Days prior to the effective date of the registration statement filed in connection with such registration, not to register such securities in connection with such registration. No registration effected under this Section 4.02 shall relieve SMS of its obligations to effect registrations upon request under Section 4.01. SMS will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 4.02, and Sodexho shall pay all underwriting discounts and commissions, the fees and disbursements of special counsel designated to represent Sodexho, its out-of-pocket expenses and transfer taxes, if any, relating to the sale or disposition of Sodexho's Registrable Securities pursuant to a registration statement effected pursuant to this Section 4.02.

               (b) Priority in Incidental Registrations. If a registration pursuant to this Section 4.02 involves an underwritten Public Offering and the managing underwriter shall advise SMS that, in its view, the number or proposed mix of equity securities (including all Registrable Securities) which SMS, Sodexho and any other Persons, intend to include in such registration exceeds the Maximum Offering Size, SMS will include in such registration, in the priority listed below, securities up to the Maximum Offering Size:

                     (i) first, securities to be sold for SMS's own account;

                    (ii) second, Registrable Securities requested to be
               included in such registration by Sodexho pursuant to
               Section 4.02(a).

               SECTION 4.03. Holdback Agreements. (a) If any registration of Registrable Securities shall be in connection with an underwritten Public Offering, Sodexho agrees not to effect any public sale or distribution, including any sale pursuant to Rule 144, of any Registrable Securities, (other than as part of such Public Offering) during the 14 days prior to, and during the 90 day period beginning on, the effective date of such registration statement (except as part of such registration); provided that Sodexho has received written notice of such registration at least 2
Business Days prior to the anticipated beginning of the 14 day period referred to above.

               (b) If any registration of Registrable Securities shall be in connection with an underwritten Public Offering, SMS agrees (i) not to effect any public sale or distribution of any of its securities during the 14 days prior to, and during the 90 day period beginning on, the effective date of such registration statement (except as part of such registration) and (ii) that any agreement entered into after the date of this Agreement pursuant to which SMS issues or agrees to issue any privately placed securities shall contain a provision under which holders of such securities agree not to effect any public sale or distribution of any such securities during the periods described in (i) above, in each case including a sale pursuant to Rule 144 (except as part of any such registration, if permitted); provided that the provisions of this paragraph (b) shall not prevent the conversion or exchange of any securities pursuant to their terms into or for other securities.

               SECTION 4.04. Registration Procedures. Whenever Sodexho requests that any Registrable Securities be registered pursuant to Section
4.01 or 4.02, SMS shall, subject to the provisions of such Sections, use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

               (a) SMS will as expeditiously as possible prepare and file with the Commission a registration statement on the requisite form, subject to Section 4.01(b), and use its best efforts to cause such filed registration statement to become and remain effective for the period set forth in
Section 4.01(d).

               (b) SMS will, if requested, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to Sodexho and each underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter SMS will furnish to Sodexho and such underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as Sodexho or such underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by Sodexho. Sodexho shall have the right to request that SMS modify any information contained in such registration statement, amendment and supplement thereto pertaining to Sodexho and SMS shall use all reasonable efforts to comply with such request; provided that SMS shall not have any obligation to so modify any information if so doing would cause the prospectus to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

               (c) After the filing of the registration statement, SMS will promptly notify Sodexho of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

               (d) SMS will use its best efforts (i) to register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States as Sodexho (in light of its intended plan of distribution) requests and (ii) to cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of SMS and do any and all other acts and things that may be reasonably necessary or advisable to enable Sodexho to consummate the disposition of its Registrable Securities; provided that SMS will not be required (x) to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d),
(y) to subject itself to taxation in any such jurisdiction or (z) to consent to general service of process in any such jurisdiction.

               (e) SMS will immediately notify Sodexho, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly make available to Sodexho and file with the Commission any such supplement or amendment.

               (f) SMS will enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

               (g) Upon execution of confidentiality agreements in form and substance reasonably satisfactory to SMS, SMS will make available for inspection by Sodexho, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by Sodexho or such underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of SMS (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause SMS's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement.

               (h) SMS will furnish to Sodexho and to each underwriter, if any, a signed counterpart of a comfort letter or comfort letters from SMS's independent public accountants, each in customary form and covering such matters of the type customarily covered by comfort letters as Sodexho or the managing underwriter therefor reasonably requests.

               (i) SMS will otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to Sodexho, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

               (j) SMS will use its best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by SMS are then listed.

               SMS may require Sodexho promptly to furnish in writing to SMS such information regarding the distribution of the Registrable Securities as SMS may from time to time reasonably request and such other information as may be legally required in connection with such registration.

               Sodexho agrees that, upon receipt of any notice from SMS of the happening of any event of the kind described in Section 4.04(e), Sodexho will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until Sodexho's receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.04(e), and, if so directed by SMS, Sodexho will deliver to SMS all copies of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event SMS shall give such notice, SMS shall extend the period during which the effectiveness of such registration statement shall be maintained (including the period referred to in Section 4.04(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 4.04(e) to the date when SMS shall make available to Sodexho a prospectus supplemented or amended to conform with the requirements of Section 4.04(e).

               SMS shall not be liable for the failure of any such registration to become effective provided that SMS complies with its obligations hereunder.

               SECTION 4.05. Indemnification by SMS. SMS agrees to indemnify and hold harmless Sodexho, its officers, directors and agents, and each Person, if any, who controls Sodexho within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if SMS shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to SMS by Sodexho or on Sodexho's behalf expressly for use therein; provided that with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, the indemnity agreement contained in this
Section 4.05 shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a current copy of the prospectus (or, in the case of a prospectus, the prospectus as amended or supplemented) was not sent or given to the Person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is determined that SMS has provided such prospectus to Sodexho and it was the responsibility of Sodexho to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. SMS also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters on substantially the same basis as that of the indemnification of Sodexho provided in this Section 4.05, or on any other basis agreed to by such underwriters.

               SECTION 4.06. Indemnification by Sodexho of Registrable Securities. Sodexho agrees to indemnify and hold harmless SMS, its officers, directors and agents and each Person, if any, who controls SMS within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from SMS to Sodexho, but only (i) with respect to information furnished in writing by Sodexho or on Sodexho's behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus or (ii) to the extent that any loss, claim, damage, liability or expense described in
Section 4.05 results from the fact that a current copy of the prospectus (or, in the case of a prospectus, the prospectus as amended or supplemented) was not sent or given to the Person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is determined that it was the responsibility of Sodexho to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. Sodexho also agrees to indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters on substantially the same basis as that of the indemnification of SMS provided in this Section 4.06. Notwithstanding anything herein to the contrary, in no event shall Sodexho be liable under the provisions of this Section 4.06 for an amount in excess of the aggregate net proceeds of the sale of its Registrable Securities received by it.

               SECTION 4.07. Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to
Section 4.05 or 4.06, such Person (an "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

               SECTION 4.08. Contribution. If the indemnification provided for in this Article is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between SMS and Sodexho on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by SMS and Sodexho on the one hand and the underwriters on the other from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of SMS and Sodexho on the one hand and of the underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and
(ii) as between SMS on the one hand and Sodexho, in such proportion as is appropriate to reflect the relative fault of SMS and Sodexho in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by SMS and Sodexho on the one hand and the underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by SMS and Sodexho bear to the total underwriting discounts and commissions received by the underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of SMS and Sodexho on the one hand and of the underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by SMS and Sodexho or by the underwriters. The relative fault of SMS on the one hand and Sodexho on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

               SMS and Sodexho agree that it would not be just and equitable if contribution pursuant to this Section 4.08 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this
Section 4.08, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and Sodexho shall not be required to contribute any amount in excess of the amount by which the total price at which its Registrable Securities were offered to the public exceeds the amount of any damages which Sodexho has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

               SECTION 4.09. Participation in Public Offering. Sodexho may not participate in any underwritten Public Offering hereunder unless Sodexho (i) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and this Article 4.

               SECTION 4.10. Termination of Registration Rights. The registration rights for the Registrable Securities pursuant to this Article 4 shall terminate when Sodexho shall be able to sell its shares of Common Stock under section (k) of Rule 144 (or any similar provision then in force permitting the sale of restricted securities without limitation on the amount of securities sold or the manner of sale, and without requirements as to current public information about the issuer thereof or notice of the proposed sale).


                                 ARTICLE 5

                               MISCELLANEOUS

               SECTION 5.01. Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

               SECTION 5.02. No Inconsistent Agreements. SMS will not hereafter enter into any agreement with respect to its securities which is inconsistent with, or grant rights superior to the rights granted to Sodexho pursuant to, this Agreement.

               SECTION 5.03. Entire Agreement. This Agreement, the Merger Agreement, the Distribution Agreement and the other Transaction Documents (as defined in the Merger Agreement) to which SMS and Sodexho are party constitute the entire agreement and understanding of the parties hereto or thereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matter hereof or thereof, other than those expressly set forth or referred to herein. This Agreement, the Merger Agreement, the Distribution Agreement and the other Transaction Documents to which SMS and Sodexho are party supersede all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

               SECTION 5.04. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be deemed to have been duly given or made if sent by facsimile (with confirmation in writing), delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to such party at its address or telecopier number set forth below or such other address or telecopier number as such party may hereinafter specify for the purpose to the party giving such notice:

         If to SMS, to:

              Sodexho Marriott Services, Inc.
              10400 Fernwood Road
              Bethesda, Maryland 20817
              Attention: Chief Financial Officer
              Telecopy:  301-380-8150

         with a copy to:

              Sodexho Marriott Services, Inc.
              10400 Fernwood Road
              Bethesda, Maryland 20817
              Attention: General Counsel
              Telecopy:  301-380-6727

         If to Sodexho, to:

              Sodexho Alliance, S.A.
              3, Avenue Newton
              78180 Montigny - le - Bretonneux
              France
              Attention: Denis Robin
              Telecopy:  011-331-3085-5088

              with a copy to:

              Davis Polk & Wardwell
              450 Lexington Avenue
              New York, New York 10017
              Attention: Paul R. Kingsley
              Telecopy:  212-450-4800

         All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding
Business Day in the place of receipt.

               SECTION 5.06. Applicable Law; Submission to Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of law rules of such state. Each party hereto agrees that any legal action or proceeding arising out of or relating to this Agreement shall be instituted in any State or Federal court sitting in New York City, Borough of Manhattan (and each party agrees not to commence any legal action or proceeding except in such courts) and each party irrevocably submits to jurisdiction of such courts in such action or proceeding. Subject to applicable law, process in any such action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.
Without limiting the foregoing and subject to applicable law, each party agrees that service of process on such party as provided in Section 5.04 shall be deemed effective service of process on such party. Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by law or at equity or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction. WITH RESPECT TO A PROCEEDING IN ANY SUCH COURT, EACH PARTY IRREVOCABLY WAIVES AND RELEASES TO THE OTHER PARTIES ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING.

               SECTION 5.06. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

               SECTION 5.07. Termination. Subject to Sections 2.07 and 4.10, this Agreement shall terminate and be of no further force or effect with respect to Sodexho when Sodexho ceases to hold any shares of Common Stock; provided that the provisions of Sections 5.05 and 5.12 shall survive any termination hereof.

               SECTION 5.08. Successors; Assigns; Transferees. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective successors and permitted assigns. If Sodexho shall transfer the Registrable Securities (other than pursuant to a public sale), (i) it may assign to the acquiror of such securities any of its rights under this Agreement and (ii) the acquiror shall agree in writing to be bound by the terms and conditions of this Agreement. Except as set forth in the preceding sentence, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either party. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

               SECTION 5.09. Amendments; Waivers. No failure or delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No provision of this Agreement may be waived except by an instrument in writing executed by the party or parties against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except (i) by an instrument in writing executed by each party hereto and (ii) during the period from the date hereof until the third anniversary of the date hereof, with the approval of a majority of the directors of SMS who are not Sodexho Designees or employees of SMS.

               SECTION 5.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

               SECTION 5.11. Recapitalization, Etc. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any shares of Common Stock by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of shares of Common Stock or any other change in capital structure of SMS, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

               SECTION 5.12. Remedies. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies which may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

               SECTION 5.13. Confidentiality. Sodexho will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents (all such persons being collectively referred to as "Representatives"), to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential information concerning SMS and its Subsidiaries, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Sodexho,
(ii) in the public domain through no fault of Sodexho or (iii) later lawfully acquired by Sodexho from sources other than SMS who, to the actual knowledge of the recipient, are not subject to a confidentiality agreement; provided that Sodexho and its Representatives may disclose such information
(x) to any Controlled Entity of Sodexho or (y) to any other Person (other than the Universal Services Partnership and any of its Subsidiaries or Affiliates, including the Universal/Doyon Joint Venture) so long as such Person is advised of the confidential nature of the information and agrees to keep such information confidential on a basis consistent with the provisions hereof. The obligation of Sodexho to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        SODEXHO MARRIOTT SERVICES, INC.

                                        By  /s/ Lawrence E. Hyatt
                                           --------------------------------
                                           Name:  Lawrence E. Hyatt
                                           Title: Senior Vice President and
                                                   Chief Financial Officer


                                        SODEXHO ALLIANCE, S.A.

                                        By  /s/ Bernard Carton
                                           --------------------------------
                                           Name:  Bernard Carton
                                           Title: Senior Vice President and
                                                   Chief Financial Officer